Exhibit 10.7
Exclusive Call Option Agreement
This Exclusive Call Option Agreement (this “Agreement”) is entered into as of September 10, 2007 in Shanghai, the People’s Republic of China by and among the following parties:
Party A: Jieli Investment Management Consulting (Shanghai) Co., Ltd.
Registered address: Room 4B, 1358 West Yan’an Road, Changning District, Shanghai
Party B
Liu Qinying
ID No.: 310107196204292069
Domicile: Room 803, Building No.3, lane 1128 Xikang Road, Putuo District, Shanghai
Yang Le
ID No.: 440232197003160049
Domicile: Room 11J, Building No.2 Longzhuhuayuanmingzhu Quarter, Buji Town, Longgang District, Shenzhen, Guangdong
Party C
Shanghai Jingli Advertising Co., Ltd.
Registered address: Room 118 Building No.4, 68 Dongheyan Road, Chengqiao Town, Chongming County
Legal Representative: Liu Qinying
In this Agreement, Party A, Party B and Party C shall be referred to as a “Party” individually and collectively the “Parties”.
Whereas
(1)	Party A is a wholly foreign-owned enterprise organized and validly existing as a corporate legal person under the laws of China;

(2)	Party C is a limited liability company incorporated in China, in which Liu Qinying holds a 60% equity, and Yang Le holds a 40% equity;

(3)	Party A and Party B have entered into a Loan Agreement dated September 10, 2007 (the “Loan Agreement”), pursuant to which Party A shall provide a loan to Party B for Party B to invest in and establish Shanghai Jingli Advertising Co., Ltd. (“Jingli Advertising”)in China; or to increase the registered capital of Jingli Advertising;

(4)	Party A and Party C entered into an Exclusive Technical Consulting and Service Agreement dated September 10, 2007 (the “Service Agreement”), pursuant to which Party A shall provide to Party C technical services and service fee shall be payable by Party C to Party B;

(5)	Party B is willing to hereby grant Party A and/or a third party designated by Party A an irrevocable and exclusive right to purchase directly or indirectly all or part of their equity interest in Party C;

(6)	Concurrently with the execution of this Agreement, the Parties enter into the Equity Pledge Agreement, pursuant to which Party B agrees to pledge the equity interest they hold in Party C in favor of Party A to secure the complete and adequate performance of the obligations under the Loan Agreement, the Service Agreement and this Agreement.
Therefore, in consideration of the foregoing premises and the mutual promises set forth below, the Parties agree as follows:
1.	Exclusive Call Option

(1)	Grant of Call Option:
Party B hereby irrevocably grants to Party A or its designated third party with a call option, under which Party A or its designated third party may at any time purchase directly or indirectly all or part of Party B’s equity interest in Party C, if permitted under the laws and regulations of China. No person other than Party A or any third party designated by Party A, shall have the right to purchase such equity interest. Party C agrees to the grant by Party B of such call option to Party A. For the purpose of this Agreement, a “third party” or a “person” may be a natural person, company, partnership, enterprise, trust or other unincorporated entity.
(2)	Exercise of Exclusive Call Option
a.	To the extent permitted under the laws and regulations of China, Party A shall have the sole discretion to determine the specific time, methods and times with respect to the exercise of the exclusive call option. Party A may at any time exercise such call option by a written notice (“Exercise Notice”) to Party B specifying the amount of equity to be purchased;

b.	The methods of the exercise of the call option shall include but not limited to:
i)	Party A may purchase the equity interest at the lowest price permitted by the then laws of China, or at a higher price determined or agreed at its own discretion (“ Transfer Price “);

ii)	Enforce the pledge pursuant to the provisions in the Equity Pledge Agreement.
c.	If the then laws of China permit Party A or the third party designated by Party A to hold all of the equity interest in Party C, Party A may elect to exercise its exclusive call option to purchase all of the equity interest held by Party B at one time in Party C, where Party A and/or the third party designated by Party A shall accept the transfer of all such equity interest. If the then laws of China permit Party A or the third party designate by Party A to hold only part of the equity interest in Party C, Party A may specify the amount of the equity interest to be transferred up to a limit of shareholding ratio set out by the then laws of China (the “Shareholding Limit”), where Party A and/or the third party designated by Party A shall accept such transferred equity interest from Party B or the third party designated by it. In the latter case, Party A may exercise its exclusive call option at multiple times in line with the gradual deregulation of the laws of China on the permitted Shareholding Limit, with a view to ultimately acquiring all the equity interest from Party B in Party C.

d.	At each exercise of call option, Party B shall, as per the amount specified by Party A in the Exercise Notice, transfer the equity interest they hold in Party C to Party A and/or the third party designated by Party A. Party A and/or the third party designated by Party A shall pay to Liu Qinying and Yang Le the Transfer Price with respect to the equity interest transferred at such exercise of call option.

e.	Liu Qinying and Yang Le hereby severally and jointly undertake and warrant that, upon the issuance of the Exercise Notice:
i)	Party B shall immediately hold a meeting of shareholders and adopt a resolution through the meeting of shareholders and take all necessary measures, approving the transfer of the equity interest at the Transfer Price to Party A and/or the third party designated by Party A;

ii)	Party B shall immediately enter into an equity transfer agreement with Party A and/or the third party designated by Party A for transfer of all transferred equity to Party A or the third party designated by Party A at the Transfer Price;

iii)	Subject to the laws, regulations and at the request of Party A, Party B shall provide Party A with necessary support (including but not limited to provision and execution of all relevant legal documents, processing all the procedures for governmental approvals and registration, and assumption of all the relevant obligations) so that Party A and/or the third party designated by Party A may acquire all the transferred equity free from any legal defect.
f.	All the proceeds obtained by Liu Qinying and Yang Le from transfer of all their equity interest in Party C hereunder shall be applied against their repayment obligations under the Loan Agreement.

2.	Representations and Warranties

(1)	At the point of execution of this Agreement, Party A hereby represents and warrants that:
a.	Party A is a wholly foreign-owned enterprise established under the laws of China;

b.	Party A has obtained all requisite and appropriate approvals and authorizations to enter into and perform this Agreement. The execution and performance of this Agreement are in consistency with the business cope, articles of association and other corporate documents of Party A;

c.	The execution and performance by Party A of this Agreement do not contravene any laws, regulations, governmental approvals, governmental notices or other governmental documents binding upon or affecting Party A, nor violate any agreement entered into between Party A and any third party; and

d.	This Agreement shall become legally effective once executed and Party A shall perform all of its obligations hereunder.
(2)	At the point of execution of this Agreement, Party B and Party C hereby jointly and severally represent and warrant that:
a.	Party C is a limited liability company duly organized and validly existing under the laws of China, with Liu Qinying to hold 60% of its equity, and Yang Le to hold 40% of its equity. Except the foregoing, there is no person or entity other than Party B having any existing or future right in respect of Party C’s equity.

b.	Party C has obtained all requisite and appropriate approval and authorization to enter into and perform this Agreement. The execution and performance of this Agreement are in consistency with the business cope, articles of association and other corporate documents of Party C;

c.	The execution and performance by Party C of this Agreement do not contravene any laws, regulations, governmental approvals, governmental notices or other governmental documents binding upon or affecting Party C, nor violate any agreement entered into between Party C and any third party;

d.	This Agreement shall become legally effective once executed and Party C shall perform all of its obligations hereunder;

e.	Except for the Equity Pledge Agreement entered into concurrently with the execution of this Agreement between the Parties, Party C does not and will not create any mortgage, pledge or other security on the its equity interest or enter into a purchase and sale or transfer agreement with a third party other than an affiliate of Party A with respect to its equity interest;

f.	There is no dispute, lawsuit, arbitration, administrative dispute or other legal dispute pending or threatened against any of Party B or their equity interest in Party C;

g.	Party C has obtained and completed all governmental approvals, permits, licenses and registration necessary for it to engage in the business and own assets within its business scope;

h.	There is no dispute, lawsuit, arbitration, administrative dispute or other legal dispute pending or threatened against Party C.

i.	Party C has appointed the candidates recommended by Party A as Party C’s directors and senior officers, and such appointments have been registered with relevant administration of industry and commerce;

j.	Liu Qinyiing and Yang Le are Chinese citizens with full capacities for civil rights and civil conducts, have independent and complete legal status and legal capacities to execute, deliver and perform this Agreement, and can be a party to lawsuits as an independent party, and have the capacities for civil rights as well as for civil conducts of executing and delivering this Agreement;

k.	The execution and performance by Liu Qinying and Yang Le of this Agreement are in consistency with the articles of association and other documents of Party C, and Liu Qinying and Yang Le has obtained all applicable approvals and authorities to execute and perform this Agreement;

l.	The execution and performance by Liu Qinying and Yang Le of this Agreement do not contravene any laws, regulations, governmental approvals, governmental notices or other governmental documents binding upon them, nor violate any agreement, contract or covenant to which Liu Qinying and Yang Le are a party;

m.	Liu Qinying and Yang Le has contributed all the capital payable by each of them in Jingli Advertising within the prescribed period pursuant to the articles of association of Party C and the laws of China, and have obtained the Capital Verification Report issued by a qualified accounting firm with respect to such capital contribution.

n.	Except for the pledge by Liu Qinying and Yang Le of all their equity interest in Party C in favor of Party A under the Equity Pledge Agreement, Liu Qinying and Yang Le have not created any pledge, security or any other encumbrance on all or part of equity interest in Party C.
(3)	As of the execution of this Agreement up to termination of this Agreement, Liu Qinying and Yang Le hereby jointly and severally represent and warrant that:
a.	without Party A’s prior written consent, Party A and Liu Qinying and Yang Le shall not at any time sell, transfer, mortgage or otherwise dispose of the lawful rights and interests in and to equity interest they hold in Party C, nor create any legal encumbrance on such equity interest, except for relevant provisions in the Equity Pledge Agreement;

b.	procure the directors of Party C appointed by them not to approve the sale, transfer, mortgage or otherwise disposition of the lawful rights and interests in and to the equity interest held by them in Party C or creation of legal encumbrance on such equity interest, except for relevant provisions in the Equity Pledge Agreement;

c.	without Party A’s prior written consent, procure the directors of Party C appointed by them not to approve consolidation with, acquisition of or investment in a third party by Party C;

d.	promptly notify Party A of any lawsuit, arbitration or administrative dispute with respect to their equity interest once it is occurred or is likely to occur;

e.	cause the directors appointed by them to approve the resolution on the equity transfer contemplated hereunder by affirmative votes.

f.	without Party A’s prior written consent, refrain from any action or omission which would have a material impact upon the asset, business or liabilities of Party C;

g.	at Party A’s request, they shall appoint, and appoint only, the directors of Party C who are nominated by Party A;

h.	to the extent permitted by the laws of China, promptly and unconditionally transfer all of their equity interest in Party C to Party A or a third party designated by Party A at any time and at the request of Party A and waive their right of first refusal with respect to such transfer;

i.	strictly comply with the provisions in Loan Agreement, Equity Pledge Agreement and this Agreement, and effectively perform all the obligations under the same, and be prohibited from any act or omission which would affect the validity and enforceability of the same.
(4)	As of the execution of this Agreement up to the termination of this Agreement, Party C and its shareholders, Liu Qinying and Yang Le, hereby severally and jointly represent and warrant that Party C shall:
a.	without Party A’s prior written consent, not supplement or amend its articles of association or policies of the company in any manner, nor increase or decrease its registered capital or change its capitalization in any manner;

b.	prudently and effectively maintain its business operations pursuant to good financial and business standards;

c.	without Party A’s prior written consent, not at any time sell, transfer, mortgage or otherwise dispose of the lawful rights and interests in and to its assets or incomes, nor create any legal encumbrance on the security interest on its assets or incomes;

d.	not incur, succeed to, secure or permit any debts, except those that are incurred during its normal business operation or agreed to or confirmed by Party A in advance;

e.	without Party A’s prior written consent, not enter into any material contract (exceeding RMB1,000,000), unless necessary for the company’s normal business operation;

f.	without Party A’s prior written consent, not provide any loans or security to any third party;

g.	at Party A’s request, provide Party A with all information regarding Party C’s business operation and financial condition;

h.	purchase insurance from insurance companies acceptable to Party A in such amounts and of such lines as are customary in the region among companies doing similar business and having similar assets;

i.	without Party A’s prior written consent, not acquire or consolidate with any third party, nor invest in any third party;

j.	promptly notify Party A of any pending or threatened lawsuit, arbitration or administrative dispute which involve Party C’s assets, business or incomes;

k.	without Party A’s prior written consent, not distribute any dividends to its shareholders in any manner, and, at Party A’s request, promptly distribute all distributable dividends to the shareholders; and

l.	at Party A’s request, they shall appoint, and appoint only, the directors of Party C who are nominated by Party A.
3.     Taxes and Fees
The Parties shall, in accordance with relevant laws of China, pay any transfer and registration taxes and other charges in preparation and execution of this Agreement and the Equity Transfer Agreement and the consummation of the transactions contemplated herein and therein.
4.     Notice
Unless change of the following address with a written notice, all notices relating to this Agreement shall be addressed to the following addresses by means of personal delivery, fax or registered mail. If notice is given through registered mail, the date on the receipt thereof shall be deemed the date of delivery. If notice is given by personal delivery or via fax, the date of actual receipt shall be deemed the date of delivery. In the case of delivery via fax, the notice in original shall be sent to the following addresses by personal delivery or by registered mail.
Party A
Jieli Investment Management Consulting (Shanghai) Co., Ltd..
Address: Room 4B, 1358 West Yan’an Road, Changning District, Shanghai
Party B
Liu Qinying
Domicile: Room 803, Building No.3,lane 1128 Xikang Road, Putuo District, Shanghai Yang Le
Domicile: Room 11J, Building No.2 Longzhuhuayuanmingzhu Quarter, Buji Town, Longgang District, Shenzhen, Guangdong
Party C
Shanghai Jingli Advertising Co., Ltd_
Domicile: Room 118 Building No.4, 68 Dongheyan Road, Chengqiao Town, Chongming County

5.	Liability for Breach
(1)	The Parties hereby agree and acknowledge that, if any of Party B (the “Breaching Party”) materially violates any provision hereunder, or materially fails to perform any obligation hereunder, such violation or failure shall constitute breach of this Agreement (“Breach”). Party A shall have the right to request the Breaching Party to make correction or take other remedial measures in a reasonable period. If the Breaching Party fails to make such correction or take remedial measures in a reasonable period or within ten (10) days after Party A’s delivery of notification requesting correction, Party A shall at its own discretion take any of the following remedial measures: (1) terminate this Agreement and make a claim to the Breaching Party for all damages; (2) request the Breaching Party to make specific perform of the obligations hereunder and make a claim to the Breaching Party for all damages; (3) sell off, auction the pledged equity interest pursuant to the Equity Pledge Agreement, with entitlement to the proceeds from such auction or sale-off in first priority and make a claim to the Breaching Party for all damages.

(2)	The Parties agree and acknowledge that, neither of Party B shall have the right to terminate this Agreement under any circumstance for any reason.

(3)	The rights and remedies under this Agreement are cumulative, and do not exclude the rights and remedies provided by the laws.

(4)	Notwithstanding other provisions of this Agreement, this Clause shall survive the suspension and termination of this Agreement.
6.	Governing Law and Dispute Resolution
(1)	This Agreement shall be governed by and interpreted in accordance with the laws of the People’s Republic of China.

(2)	Disputes in connection with or arising out of the performance of this Agreement shall be resolved through consultation between the Parties, failing which within 30 days shall be referred to the China International Economic and Trade Arbitration Commission for arbitration in Shanghai in accordance with its arbitration rules then in force and under the auspices of three arbitrators selected in accordance with such rules. The arbitration shall be conducted in Chinese. The arbitration award shall be final and binding upon the Parties.

(3)	Except the matters in dispute, the Parties shall continue to perform other provisions hereof pending the resolution of the dispute.

7.	Miscellaneous
(1)	This Agreement shall become effective as of the date first written above or affixed with seals of the Parties. The term of this Agreement shall be ten years commencing as of the effective date, unless terminated prior to its expiration pursuant to the terms hereunder or contained in other agreements by and among the Parties. Unless Party A terminates this Agreement by a written notice three months prior to the expiration of the term, this Agreement shall automatically be renewed for a further term of ten years.
(2)	Any successor to a Party hereto shall assume the rights and obligations of such Party as if it were a Party to this Agreement.
(3)	No amendment or supplement hereto shall be valid unless in a written form signed by the Parties.
(4)	The invalidity of any part of this Agreement shall not affect the validity of any other part hereof.
(5)	This Agreement is made in Chinese in six originals, with each Party to retain one copy. The Parties may execute more counterparts if necessary.
(6)	This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all oral and written understandings and agreements between the Parties with respect to the subject matter prior to the effectiveness of this Agreement. This Agreement shall not be amended unless approved by Party A’s board of directors by voting.

[ this page is for execution and contains no text of this Agreement]
Jieli Investment Management Consulting (Shanghai) Co., Ltd (Common seal)
Signed by Legal Representative or Authorized Representative: /s/ Liu Qinying
/s/ Liu Qinying
/s/ Yang Le
Shanghai Jingli Advertising Co., Ltd. (Common seal)
Signed by Legal Representative or Authorized Representative: /s/ Liu Qinying